Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

ImmunoGen, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$10,127,836,928.60	0.00014760	$1,494,868.73
Fees Previously Paid	$0.00		$0.00
Total Transaction Valuation	$10,127,836,928.60
Total Fees Due for Filing			$1,494,868.73
Total Fees Previously Paid			$0.00
Total Fee Offsets			$0.00
Net Fee Due			$1,494,868.73

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated November 30, 2023, by and among ImmunoGen, Inc. (the “Company”), AbbVie Inc., Athene Subsidiary LLC, and Athene Merger Sub Inc.

(i)	Title of each class of securities to which the transaction applies: Common Stock, par value $0.01 per share of the Company (“Company Common Stock”).

(ii)

Aggregate number of securities to which the transaction applies: As of the close of business on December 18, 2023, the maximum number of shares of Company Common Stock to which this transaction applies is estimated to be 328,978,650, which consists of:

a.     279,155,440 issued and outstanding shares of Company Common Stock;

b.     21,853,000 shares of Company Common Stock underlying the Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (“Company Preferred Stock”);

c.     24,824,192 shares of Company Common Stock underlying outstanding and unexercised Company Stock Options with exercise prices below $31.26;

d.     2,338,028 shares of Company Common Stock underlying Company RSUs;

e.     739,990 shares of Company Common Stock underlying Company DSUs; and

f.     68,000 shares of Company Common Stock estimated to be issuable pursuant to the Company ESPP after December 18, 2023 and prior to the Closing.

(iii)

Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on December 18, 2023, the underlying value of the transaction was calculated as the sum of:

a.     the product of 279,155,440 shares of Company Common Stock multiplied by the Merger Consideration of $31.26;

b.     the product of 21,853,000 shares of Company Common Stock underlying the Company Preferred Stock multiplied by the Merger Consideration of $31.26;

c.     the product of 24,824,192 shares of Company Common Stock underlying outstanding and unexercised Company Stock Options with exercises prices below $31.26, multiplied by $25.06 (which is the excess of $31.26 over $6.20, the weighted average exercise price of such Company Stock Options);

d.     the product of 2,338,028 shares of Company Common Stock underlying Company RSUs multiplied by the Merger Consideration of $31.26;

e.     the product of 739,990 shares of Company Common Stock underlying Company DSUs multiplied by the Merger Consideration of $31.26; and

f.      the product of 68,000 shares of Company Common Stock estimated to be issuable pursuant to the Company ESPP after December 18, 2023 and prior to the Closing multiplied by the Merger Consideration of $31.26.

(such sum, the “Total Consideration”).

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.00014760.